FOR IMMEDIATE RELEASE

October 25, 2007

GS Financial Corp.  Announces Third Quarter Results

METAIRIE, La. – GS Financial Corp., (NASDAQ:  GSLA), the holding company of Guaranty Savings Bank (www.guarantysb.com), announced quarterly earnings of $69,000 for the quarter ended September 30, 2007, and basic earnings per share of $.06 for the third quarter of 2007.  Our earnings for the quarter ended September 30, 2007 decreased in comparison to the third quarter of 2006 due in large part to a reversal of provision for loan losses of $1.98 million, or $1.31 million net of income taxes during the third quarter of 2006 compared with no provision or reversal in the third quarter of 2007.

“In the third quarter we made tremendous progress in executing the initiatives of our strategic plan” noted President Stephen E. Wessel. “This plan involved converting the Bank’s basic business model from that of a traditional thrift offering home mortgages and savings products to a community bank model offering a full array of banking products to individuals and small-to-medium-sized businesses.  The plan involved significant up front investments in people, products, technology and facilities in order to maximize our potential for long-term growth and profitability.  We are beginning to see the results of these investments, as we experienced substantial growth in both loans and deposits during the third quarter.  In accordance with our long-term business strategy we have significantly grown the owner-occupied commercial real estate loan portfolio, non-interest bearing commercial and consumer demand deposits, home equity loans and our sales of residential mortgages in the secondary market, which in the third quarter contributed $83,000 to non-interest income.  In the third quarter we re-opened our Mid-City branch, which was heavily damaged by Hurricane Katrina, we converted our 1700 Veterans Blvd. Location to a residential loan production office, and we completed the preparations for our new Westbank location, which is anticipated to open in October, 2007.  We are also expanding our delivery capabilities through our new remote deposit product.  With the majority of these investments in service capabilities now complete, we expect a flattening in expenses coupled with increasing growth in loans, deposits, other income and banking customers.  This combination, along with an improving interest rate environment through a steepening yield curve, positions us for significantly improved profitability and the ability to deliver long-term shareholder value.”

For the first nine months of 2007, net income totaled $458,000, down from $2.0 million over the same time period in 2006.  Earnings per share over the first three quarters of 2007 were $.37, down from $1.67 in the same period of 2006.

Net interest income for the quarter ended September 30, 2007 was $1.4 million, down 8.1% from $1.5 million in the third quarter of 2006, and up $22,000, or 1.6% from the second quarter of 2007.  The third quarter 2007 net interest margin was 3.42%, down 19 basis points from 3.61% for the third quarter of 2006, and down 8 basis points from 3.50% in the second quarter of 2007.  President Wessel commented “Margin compression has impacted nearly all U.S. financial institutions in 2007.  Our deposit mix caused us to experience margin compression as many certificates of deposit have been repricing at higher rates.  Interest expense on deposits for the nine months ended September 30, 2007 is $794,000 higher than the same period in 2006, due in large part to competitive pricing pressure and to deposit growth.  However, our net interest margin was not impacted as significantly as many of our thrift peers due to our substantial recent growth in commercial loans, which generally earn higher yields than residential loans.”

Net interest income for the first nine months of 2007 was $4.2 million, down 11.0% from $4.7 million in the first nine months of 2006.  This decline was primarily the result of increases in deposit costs which was only partially offset by improved product mixes on both the asset and liability side of the balance sheet.  The net interest margin for the first nine months of 2007 was 3.47%, down 16 basis points from 3.63% for the same time period in 2006.

Additional financial highlights include the following:

•	Total assets at September 30, 2007 were $177.3 million, up approximately 5.3% from December 31, 2006.

•	Total gross loans at September 30, 2007 were $113.3 million, up approximately 16.0% from December 31, 2006.

•	Deposits at September 30, 2007 were $131.4 million, up approximately 7.0% from December 31, 2006.

•	Outstanding advances from the Federal Home Loan Bank at September 30, 2007 were $17.4 million, up approximately 2.2% from December 31, 2006.

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Stockholders’ equity at September 30, 2007 was $27.3 million, up $143,000 from December 31, 2006.  Stockholders’ equity as a percentage of total assets at September 30, 2007 was 15.40%, down from 16.13% at December 31, 2006.

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Non-interest expense for the third quarter of 2007 totaled $1.4 million, up approximately 14.3% from a year earlier.  Non-interest expense for the first nine months of 2007 totaled $4.0 million, up approximately 12.6% from the first nine months of 2006.

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Non-interest income for the third quarter of 2007 totaled $109,000, up 251.6% from $31,000 in the third quarter of 2006, due primarily to sales of mortgage loans in the secondary market, an activity which the Bank not engage until the latter part of the fourth quarter of 2006.

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Non-performing assets were $1,310,000 at September 30, 2007, compared to $502,000 at June 30, 2007 and $179,000 at December 31, 2006.  The increase in non-performing assets at September 30, 2007 was due to a loan relationship secured by land and a loan secured by a condominium building, both in Orleans Parish, going into default.  The ratio of non-performing assets to total assets at September 30, 2007 was 0.74% compared to 0.11% at December 31, 2006.  The ratio of the allowance for loan losses as a percent of non-performing loans at September 30, 2007 remains strong at 262.0%.  Management believes its allowance for loan losses is adequate to absorb potential losses in the loan portfolio.

•	The ratio of total loans to deposits at September 30, 2007 was 86.64%, compared to 79.60% at December 31, 2006.

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. In addition to risks and uncertainties described by the Company in prior filings with the SEC, other risks and uncertainties potentially impacting the Company are those related to the Company in its primary market area impacted by Hurricane Katrina, including the continuing effect of the storm and its aftermath on the Company's operating expenses and on the Company's borrowers and other customers.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition

($ in thousands)	September 30, 2007 (Unaudited)	December 31, 2006 (Audited)
ASSETS
Cash and Cash Equivalents
Cash & Amounts Due from Depository Institutions	$2,302	$1,893
Interest-Bearing Deposits in Other Banks	4,482	6,544
Federal Funds Sold	550	2,680
Total Cash and Cash Equivalents	10,336	7,024
Securities Available-for-Sale, at Fair Value	50,128	55,090
Loans, Net	109,845	93,987
Accrued Interest Receivable	1,832	2,004
Premises & Equipment, Net	5,716	3,578
Stock in Federal Home Loan Bank, at Cost	1,022	982
Real Estate Held-for-Investment, Net	453	464
Other Assets	938	1,158
Total Assets	$177,268	$168,380

LIABILITIES
Deposits
Interest-Bearing Deposits	$125,893	$119,364
Noninterest-Bearing Deposits	5,514	3,390
Total Deposits	131,407	122,754
FHLB Advances	17,414	17,042
Other Liabilities	1,140	1,420
Total Liabilities	149,961	141,216

STOCKHOLDERS' EQUITY
Common Stock - $.01 Par Value	34	$34
Additional Paid-in Capital	34,701	34,701
Unearned RRP Trust Stock	(523)	(523)
Treasury Stock	(32,493)	(32,493)
Retained Earnings	25,832	25,764
Accumulated Other Comprehensive Loss	(244)	(319)
Total Stockholders' Equity	27,307	27,164
Total Liabilities & Stockholders' Equity	$177,268	$168,380
The accompanying notes are an integral part of these financial statements.

Selected Asset Quality Data
Total Non Performing Assets	$1,310	$179
Non Performing Assets to Total Assets	0.74%	0.11%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
($ in thousands, except per share data)	2007	2006	2007	2006
Interest and Dividend Income	$2,861	$2,800	$8,248	$8,294
Interest Expense	1,448	1,262	4,075	3,606

Net Interest Income	1,413	1,538	4,173	4,688
Provision (Reversal) for Loan Losses	-	(1,981)	(300)	(1,981)
Net Interest Income after Provision (Reversal) for Loan Losses	1,413	3,519	4,473	6,669

Non-interest Expense	1,441	1,261	4,031	3,580
Net Income Before Non-Interest Income and Income Taxes	(28)	2,258	442	3,089

Non-interest Income (Loss)	109	31	181	(14)
Income Before Tax Expense	81	2,289	623	3,075

Income Tax Expense	12	778	165	1,045
Net Income	$69	$1,511	$458	$2,030
Earnings Per Share – Basic	$0.06	$1.25	$0.38	$1.67
Earnings Per Share –Diluted	$0.06	$1.24	$0.38	$1.67

Selected Operating Data
Weighted Average Shares Outstanding	1,234,453	1,208,214	1,234,453	1,213,182
Return on Average Assets [1]	0.17%	3.49%	0.31%	1.55%
Non-Interest Expense/Average Assets[1]	3.29%	2.93%	3.18%	2.73%
Net Interest Margin[1]	3.42%	3.61%	3.47%	3.63%
[1] Annualized

Contact:  Andy Bower, Chief Financial Officer, (504) 883-5535